Exhibit 10.3

This NOTICE OF GRANT, dated as of [DATE], 2020 (the "Date of Grant"), is delivered by Rite Aid Corporation (the "Company") to [NAME] ("you"). Capitalized terms not defined herein shall have the meanings ascribed to them in the Rite Aid Corporation 2020 Omnibus Equity Plan (the "Plan"). This Notice of Grant evidences the awards made under Section 1 (collectively, the "Award"). Your Award will post to your Plan brokerage account no later than [DATE], 2020.

Award

•	Restricted Stock Units
Number of Shares:	XX,XXX
Vesting Schedule:	[100% vested on Date of Grant]

[Your Restricted Stock Units shall be fully vested as of the Date of Grant and shall be settled in shares of Company Stock upon your separation from service from the Company for any reason.]

Certain Terms and Conditions

Adjustment

Upon the occurrence of a change in capitalization as described in Section 3(c) of the Plan, the Committee shall, in its sole and absolute discretion, make adjustments in the number and kind of shares of stock that may be issued under the Award.

Entire Agreement; Governing Law

The Plan is incorporated herein by reference. The Plan and this Notice of Grant constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements between you and the Company with respect to the subject matter hereof, and may not be modified except by means of a writing signed by you and the Company. If there is a conflict between the terms and conditions of the Plan and the terms and conditions of this Notice of Grant, the terms and conditions of the Plan shall govern. This Notice of Grant shall be construed and administered in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law.

No Guarantee of Continued Service

You acknowledge and agree that this Notice of Grant and the transactions contemplated hereunder do not constitute an express or implied promise of continued engagement as a service provider to the Company for any period and shall not interfere with your right or the Company's right to terminate your service with the Company at any time for any reason.

Taxes

In general, for Federal tax purposes, you will not recognize any income upon the grant of the Restricted Stock Units. You will generally recognize ordinary income on the date that the shares of Company Stock are delivered to you upon your separation from service, in an amount equal to the fair market value of such shares on such date, less any amount paid for the shares. You and not the Company are responsible for any taxes incurred in connection with the delivery of the shares.

At the time you recognize ordinary income, the Company generally will be entitled to a tax deduction in the same amount. Generally, upon a sale or other disposition of underlying shares with respect to which you have recognized ordinary income, you will recognize capital gain or loss in an amount equal to the difference between the amount realized on such sale or other disposition and your basis in such shares.

The foregoing summary is based upon present federal income tax laws and regulations and does not intend to be a complete description of the federal income tax consequences applicable to you or the Company. This summary does not cover any federal employment tax consequences or any foreign, state, local, estate and gift, or other tax consequences to you or the Company. You are encouraged to consult with your tax advisor regarding the tax consequences of the Award and your participation in the Plan.

Successors and Assigns

The terms of this Notice of Grant shall be binding upon you and your heirs, executors, administrators, personal representatives, assignees and successors in interest, and upon the Company and its successors and assignees, subject to the terms of the Plan.

You and the Company agree that this Award is granted under and governed by the terms and conditions of the Plan and this Notice of Grant. You acknowledge that you have reviewed the Plan and this Notice of Grant and fully understand all provisions of the Plan and this Notice of Grant. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Notice of Grant.

Plan Information and Required Disclosures for Plan Participants

A copy of the Rite Aid Corporation 2020 Omnibus Equity Plan and the Plan Prospectus can be accessed through your E*Trade account. You can request a copy of the Plan Prospectus at no charge from the Plan Administrator, at 30 Hunter Lane, Camp Hill, PA 17011.

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